EXHIBIT 3


                          CAKEWALK MEMBERSHIP INTEREST
                             SUBSCRIPTION AGREEMENT


      CAKEWALK MEMBERSHIP INTEREST SUBSCRIPTION AGREEMENT (the "Agreement"), dated as of October 29, 1999 by and between DYLAN LLC, a Delaware limited liability company ("Dylan"), and CAKEWALK LLC, a Delaware limited liability company ("Cakewalk"):

                              W I T N E S S E T H:


      WHEREAS, Atlantis Equities, Inc., a Delaware corporation and an affiliate of Dylan, is the holder of a stock purchase warrant, dated September 23, 1999 (the "Atlantis Warrant"), issued by CDBeat.com, Inc., a Delaware corporation ("CDBeat"), pursuant to which Atlantis has the right to purchase eighty (80%) percent of the issued and outstanding voting shares of the common stock, par value $.001 (the "CDBeat Stock"), of CDBeat; and

      WHEREAS, Cakewalk has entered into that certain contribution agreement, dated the date hereof, with CDBeat (the "Contribution Agreement"), pursuant to which Cakewalk has agreed to contribute and assign to CDBeat substantially all of the assets of Cakewalk in exchange for 90% of the CDBeat stock in a transaction intended to qualify under ss. 351 of the Internal Revenue Code of 1986, as amended (the "Code");

      WHEREAS, Dylan desires to acquire and Cakewalk desires to sell to Dylan a membership interest (the "Membership Interest") in Cakewalk consisting of Class A Units, as that term is defined in the Amended and Restated Operating Agreement (the "Operating Agreement") of Cakewalk dated as of February 13, 1998, a copy of which has been reviewed by Dylan;

      NOW, THEREFORE, in consideration of the premises and the respective mutual agreements, covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

1. Purchase and Sale of Membership Interest. Subject to all of the terms and conditions of this Agreement, Cakewalk agrees to sell, transfer and deliver to Dylan the Membership Interest and Dylan agrees to purchase, acquire and accept from Cakewalk, the Membership Interest at the Closing (as hereinafter defined), free and clear of all liens, pledges and encumbrances.

2. Consideration. The purchase price (the "Purchase Price") for the Membership Interest shall be $900,000, payable on the Closing Date by wire transfer of immediately available funds to an account designated by Cakewalk.

3. Closing. The closing ("Closing") shall take place at the offices of Baer Marks & Upham LLP, 805 Third Avenue, New York, New York 10022 at 10:00 a.m.


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local time on the date on which the  closing  under the  Contribution  Agreement occurs, or at such other date, time or place as the parties may agree (the "Closing Date").

4. Admission of Dylan as Member; Amendment of Operating Agreement; Use of Subscription Funds.

(a) At the Closing, the Atlantis Warrant will be transferred to Dylan and Dylan will be admitted as a Member of Cakewalk holding a Class A Unit pursuant to an amendment to the Operating Agreement (the "Amendment") under which:

(i) The Membership Interest will entitle Dylan to be allocated and thereafter to receive a distribution, immediately following a closing under the Contribution Agreement, of 7,819,092 shares of CDBeat Stock;

(ii) The current members of Cakewalk (the "Existing Members") will agree that gain ("Gain") recognized by Cakewalk, if any, as a result of the transactions contemplated by this Agreement and the Contribution Agreement will be allocated to the Existing Members and not to Dylan;

            Cakewalk acknowledges and agrees that, at the Closing, the Atlantis Warrant will be amended to (A) eliminate the right of Dylan to acquire 7,819,092 shares of CDBeat Stock; (B) require Dylan to pay CDBeat $100,000 on or prior to the Closing to acquire 762,064 options from CDBeat exercisable at $2.50 each until December 31, 2000 and (C) retain the registration rights reflected therein with respect to all securities of CDBeat owned by Dylan, it being understood by Dylan that all principal stockholders of CDBeat will be entitled to substantially similar registration rights; and

            Dylan will agree to be bound by and observe all the terms of the Operating Agreement.

(b) Cakewalk hereby agrees to indemnify and hold Atlantis, Dylan and the members of Dylan harmless from and against any cost, damages or loss (including reasonable accounting and legal fees) as a result of any Gain that may be allocated to it by Cakewalk, and any taxable income relating to the amendment (but not the assignment, transfer, or other disposition) of the Atlantis Warrant, the acquisition of the Membership Interest or the distribution of the CDBeat Stock to Dylan, notwithstanding the provisions of Section 4(a)(ii) hereof.

(c) Cakewalk agrees to contribute the proceeds of the Purchase Price to CDBeat pursuant to the Contribution Agreement.

5. Representations and Warranties of Cakewalk. Cakewalk represents and warrants to Dylan as follows:

(a) Due Execution. Cakewalk has full power, capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (the "Contemplated Transactions"). This Agreement has been duly and validly executed and delivered by Cakewalk and constitutes the valid and binding agreement of Cakewalk, enforceable against Cakewalk in accordance with its terms, except as may be limited by applicable bankruptcy,


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     insolvency, reorganization, moratorium or similar laws affecting creditors'
     rights generally or by the principles governing the availability of equitable remedies.

(b) No Conflicts. The execution and delivery of this Agreement, the consummation of the Contemplated Transactions and the fulfillment of the terms thereof will not (i) violate any provision of the Certificate of Formation or the Operating Agreement of Cakewalk (the "Cakewalk Organizational Documents"); (ii) constitute a breach of or result in a termination or modification of, or constitute a default under, or conflict with or cause any acceleration of any obligation under, or permit any other party to modify or terminate, any agreement or other instrument relating to Cakewalk; or (iii) violate any judgment, decree, order or award of any court, governmental body or arbitrator relating to Cakewalk.

(c) Consents. Except for any filings that may be necessary under applicable securities laws, no consent, approval or authorization of, or registration or filing with, any governmental authority or other regulatory agency or any other person is required to be made by Cakewalk in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

6. Representations and Warranties of Dylan. Dylan represents and warrants to Cakewalk as follows:

(a) Due Execution. Dylan has full power, capacity and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Dylan and constitutes the valid and binding agreement of Dylan, enforceable against Dylan in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

(b) No Conflicts. The execution and delivery of this Agreement, the consummation of the Contemplated Transactions and the fulfillment of the terms thereof will not (i) violate any provision of the Certificate of Incorporation or By-laws of Dylan; (ii) constitute a breach of or result in a termination or modification of, or constitute a default under, or conflict with or cause any acceleration of any obligation under, or permit any other party to modify or terminate, any agreement or other instrument relating to Dylan; or (iii) violate any judgment, decree, order or award of any court, governmental body or arbitrator relating to Dylan.

(c) Consents. Except for any filings that may be necessary under applicable securities laws, no consent, approval or authorization of, or registration or filing with, any governmental authority or other regulatory agency or any other person is required to be made by Dylan in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

(d) Investment Intention. Dylan is acquiring the Membership Interest for its own account and not with a present intention to make any sale,


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         disposition,  distribution or other transfer of the Membership Interest in a manner that would be in violation of any applicable securities laws.

(e) Investigation by Dylan. Dylan has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the subscription for the Membership Interest contemplated hereby and it is able to bear the economic risk of such subscription for an indefinite period of time. It has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of Cakewalk concerning the terms and conditions of this Agreement and the subscription for the Membership Interest contemplated hereby.

7. Notices of Certain Events. Each of Cakewalk and Dylan shall promptly notify the other of:

(a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Contemplated Transactions;

(b) any notice or other communication from any governmental body in connection with the Contemplated Transactions; and

(c) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation or warranty, whether made as of the date hereof or as of the Closing Date, or that would constitute a violation or breach of any covenant of any party contained in this Agreement.

8. Public Announcements. Cakewalk and Dylan will consult with each other before issuing any press release or otherwise making any public statement with respect to the Contemplated Transactions, and will not issue any such press release or make any such public statement without the prior approval of the other party, except as may be required by applicable law in which event the other party shall have the right to review and comment upon any such press release or public statement prior to its issuance.

9. Expenses. Cakewalk agrees to bear and pay for all of its own and Dylan's and Atlantis's expenses in connection with the preparation, execution and delivery of this Agreement and the Contemplated Transactions including the expenses incurred by Atlantis and Dylan in connection with obtaining and amending the Atlantis Warrant and preparing the related reports on Schedule 13D, Securities and Exchange Commission Forms 3 and 4 and any amendments thereto.

10. Board Representation. If, following the closing, the Board of Directors of CDBeat (the "CDBeat Board") is expanded to seven members, Dylan shall have the right to designate two representatives out of seven to the CDBeat Board, and must consent to any expansion of the CDBeat Board. The parties agree to cause CDBeat promptly to obtain D&O insurance with a minimum of $3 million of coverage, and use its best efforts to obtain $5 million of such coverage in the near future. CDBeat Board members designated by Dylan shall be entitled to receive the same compensation (stock options, fees, etc.) as are received by other non-management CDBeat Board members. By signing this Agreement where indicated below, Robert Miller agrees to vote all shares beneficially owned by him in favor of the election of the Dylan designees, and Dylan agrees to vote all shares owned by it in favor of the election of Robert Miller or his designee.



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11. Mutual  Conditions.  The obligations of the parties hereunder are subject to the fulfillment of each of the following conditions: (a) Closing Under the Contribution Agreement. The closing under the Contribution
         Agreement shall occur concurrently with the closing hereunder.

(b) Amendment. Dylan and the Existing Members shall have entered into the Amendment and such Amendment shall be in form and substance reasonably satisfactory to Cakewalk and Dylan.

(c) No Injunction. No injunction, judgment or order, nor any provision of any applicable law, statute, code, ordinance, rule, regulation or other requirement of any governmental body, shall prohibit the consummation of the Contemplated Transactions.

12. Conditions to the Obligations of Cakewalk. All obligations of Cakewalk hereunder are subject to the fulfillment of each of the following conditions:

(a) Performance. Dylan shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of Dylan contained in this Agreement and in any certificate or other writing delivered by Dylan pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time.

(c) Purchase Price. In accordance with the provisions of Section 2 hereof, Dylan shall have paid the Purchase Price by wire transfer of immediately available funds to Cakewalk (or in such other manner acceptable to Cakewalk).

(d) Amendment of Warrant. The Atlantis Warrant shall be amended as contemplated by the provisions of Section 4(a)(iii) and such amendment shall be in form and substance reasonably satisfactory to Dylan.

13. Conditions to the Obligations of Dylan. All obligations of Dylan hereunder are subject, at its option, to the fulfillment of each of the following conditions:

(a) Performance. Cakewalk shall have performed in all material respects all of its obligations hereunder required by it at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of Cakewalk contained in this Agreement and in any certificate or other writing delivered by Cakewalk pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time.



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(c)      Engagement of Atlantis. At the Closing, CDBeat shall have confirmed the retention of Atlantis as its exclusive financial advisor pursuant to the letter agreement dated the date hereof between Atlantis and Cakewalk.

(d) Material Changes. No amendment shall have occurred, without the prior consent of Dylan, in the Cakewalk Organizational Documents, the Certificate of Incorporation or By-Laws of CDBeat, or the Contribution Agreement.

14. Termination. If the Contribution Agreement is terminated, this Agreement shall be terminated concurrently therewith.

15.   Miscellaneous

(a) Captions. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(b) Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto shall use its diligent efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law, to effectuate the purpose of this Agreement.

(c) Notices. (i) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand, telecopied, or mailed, certified or registered, return receipt requested, postage prepaid as follows:

                        if to Dylan, to:

                        Dylan LLC
                        750 Lexington Avenue, 23rd Floor
                        New York, NY 10022
                        Telecopier: (212) 750-6667




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                        with a copy to:

                        Squadron Ellenoff Plesent & Sheinfeld
                        551 Fifth Avenue
                        New York, NY 10176
                        Telecopier: (212) 697-6686
                        Attention:  Kenneth R. Koch, Esq.

                        if to Cakewalk, to:

                        Cakewalk LLC
                        250 West 57th Street, Suite 720
                        New York, New York  10107
                        Attention:  Robert Miller, President
                        Telecopier: (212) 265-1667

                        with a copy to:

                        Baer Marks & Upham LLP
                        805 Third Avenue
                        New York, New York  10022-7513
                        Telecopier: (212) 702-5941
                        Attention:  Ivan W. Dreyer, Esq.

(ii) Each notice or other communication shall be deemed given (A) on the date of delivery if delivered by messenger, overnight courier or other similar personal delivery; (B) on the date of transmission, if transmitted by telecopier; or (C) three days after the date of deposit in the mails, if mailed by certified or registered mail, return receipt requested.

(iii) Any party, by notice given in accordance with this Section to the other parties, may designate another address (or telecopier number) or person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

(d) Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements or undertakings, written or oral, of any nature whatsoever.

(e) Amendments. This Agreement may not be amended nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by or on behalf of the party seeking or against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.



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(f)      No Waiver.  Any  failure or delay on the part of a party in  exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or otherwise available in law or in equity. Any waiver of any default hereunder shall not be effective unless in writing.

(g) Severability. If any provisions of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been herein.

(h) Governing Law. This agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

(i) Binding Effect. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein express or implied is intended or shall be construed to confer upon or give anyone other than the parties hereto and their respective successors and permitted assigns any rights or benefits under of by reason of this Agreement.

(j) Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.



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      IN WITNESS  WHEREOF,  the  parties  hereto  have  executed  this  Cakewalk
Membership Interest Subscription Agreement as of the date set forth above.

                                    CAKEWALK LLC


                                    By:/s/ Robert Miller
                                  Robert Miller
                                    President


                                    DYLAN LLC


                               By:/s/ Nancy Ellin
                                   Nancy Ellin
                                       Chairman


The undersigned are signing this Agreement  solely to agree to the provisions of
Section 10 hereof.

/s/ Robert Miller
Robert Miller


DYLAN LLC

By: /s/ Nancy Ellin
      Nancy Ellin
      Chairman




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